EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on this 27th day of November, 2006 (the “Effective Date”), by and between CrossPoint Energy Company, a Nevada corporation, with its principal executive offices in Frisco, Texas (the “Company”), and Daniel F. Collins, an individual currently residing in Lewisville, Texas (“Employee”).

Background

A. The Company desires to employ Employee in such a manner as will reinforce and encourage the highest attention and dedication to the Company of Employee as a member of Company’s management, in the best interest of the Company and its members; and

B. Employee is willing to serve the Company on the terms and conditions herein provided.

Terms and Conditions

In consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company hereby employs Employee in the capacity of President and Chief Executive Officer, and Employee hereby agrees to accept such employment by the Company, upon the terms and conditions stated in this Agreement.

2. Term. . This Agreement shall become effective as of the Effective Date and shall end on the fifth anniversary of such date; provided, however, that beginning with the fourth anniversary of the Effective Date, and continuing with each anniversary date of the Effective Date that occurs thereafter while this Agreement is in effect, the Employee’s period of employment shall be automatically extended for additional, successive one-year periods, unless either party shall give written notice to the other party at least ninety (90) days prior to any such anniversary date that no such automatic extension shall occur. In the event that such notice is timely given, the Employee’s employment shall not be extended for such successive period and shall terminate on the first anniversary date of the Effective Date following the date such notice is given (the “Term”).

3. Duties. Employee shall perform such services and duties as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”). Employee shall devote his full working time, efforts and energies to the performance of his duties hereunder.

4. Compensation. The Company shall pay Employee, as full compensation for services rendered by Employee under this Agreement, as follows:

(a) Annual Base Salary. The Company shall pay Employee an annual base salary (the “Annual Base Salary”) of One Hundred Ninety-Five Thousand Two Hundred Forty Two and No/l00 U. S. Dollars (U.S. $195,242.00) per year, or such higher Annual Base Salary as may be determined from time to time during the term hereof in accordance with the provisions of subsection (b) of this Section 4 by the Board, in its sole discretion. Such Annual Base Salary shall be subject to all appropriate federal and state withholding and payroll taxes and shall be paid by the Company to the Executive in twenty-four (24) equal semi-monthly installments in accordance with the regular payroll policies and practices of the Company or in such other periodic installments and on such days during the month as the Company and Employee shall mutually determine.

(b) Annual Bonus Compensation. In addition to the Annual Base Salary set forth in Section 4(a) hereof and any other amounts of compensation payable to Employee pursuant to any other provisions of this Agreement, the Company may also, but is not required to, pay Employee discretionary annual bonus compensation (the “Annual Bonus Compensation”) in an amount, if any, determined by the Board to be proper and appropriate for each fiscal year of the Company during the term of this Agreement. Such Annual Bonus Compensation shall be based upon such factors as the Board shall deem appropriate.

5. Expenses and Services. During the term of Employee’s employment hereunder, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee by reason of his employment, including travel and living expenses while away from home at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and in effect when the expenses are incurred.

6. Employment Facilities. During the Employment Period, the Company shall provide, at its expense, appropriate and adequate office space, furniture, communications, stenographic and word-processing equipment, supplies, personnel (including professional, clerical, support and other personnel) and such other facilities and services as shall be suitable to Employee’s position and adequate for the Employee’s use in performing Employee’s duties and responsibilities under this Agreement.

7. Rights under Certain Plans. During the term of Employee’s employment hereunder, Employee will be entitled to participate in (a) the health and dental insurance plans and programs maintained by the Company applicable to officer employees on the same basis as other officer employees of the Company, and (b) unless otherwise determined by the Board, any other employee benefit plans and programs maintained by the Company applicable to officer employees on the same basis as other officer employees of the Company.

8. Early Termination. Employee’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a) Employee’s employment hereunder will terminate upon his death.

(b) If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from his duties or unable to perform his full duties hereunder for a total of one hundred eighty (180) days during any eighteen (18) month period, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such one hundred eighty (180) day period), shall not have returned to the performance of his full duties hereunder on a full-time basis, the Company may terminate the Employee’s employment hereunder.

(c) The Company may terminate Employee’s employment hereunder for Cause.

(i)	the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud;

(ii)	the willful misconduct that brings or is reasonably likely to bring the Company into public disgrace or disrepute which is materially injurious to the Company;

(iii)	gross misconduct, fraud, embezzlement, misappropriation of corporate assets, or a violation of any law with which the Company is required to comply;

(iv)	the willful and continued failure to perform your duties as reasonably directed by the Company

(v)	any material breach of this Agreement or any material duty owed to the Company, including but not limited to your fiduciary duties and your duties under Section 10 or 11 of this Agreement.

(d) Employee may terminate his employment hereunder voluntarily or for Good Reason, for purposes of this Agreement, “Good Reason” shall mean:

(i)   The assignment to Employee of any duties inconsistent in any material respect (unless in the nature of a promotion) with the Employee’s position in the Company immediately prior to such assignment (including, but not limited to, Employee’s status, offices and titles), or a significant adverse alteration or diminution in the nature or status of Employee’s authority, duties or responsibilities from those in effect immediately prior to such alteration of diminution.

(ii)   Any purported termination by the Company of the Employee’s employment otherwise than as expressly permitted by this Agreement, including, but not limited to, any purported termination which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8(e).

(iii)  The relocation of the Company’s principal executive offices to a location more than fifty (50) miles from Collin County, Texas, or the Company requiring Employee to be based anywhere other than a location which is more than fifty (50) miles from Collin County, Texas, except for travel reasonably required of Employee in the performance of Employees duties on behalf of the Company to an extent substantially consistent with the Employee’s business travel obligations to the Company.

(iv)   The removal of Employee as a member of the Board of Directors of the Company.

(v)   The transfer by the Company, through one transaction or a series of related transactions, either directly or indirectly, or through one or more intermediaries, of beneficial ownership (within the meaning of Rule 1 3d-3 promulgated under the Securities Exchange Act of 1934) of 51% or more of the outstanding Units (as such term is defined in the Regulations), owned by the Company.

(e) Any termination of Employee’s employment by the Company or by Employee (other than termination pursuant to subsection (a) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

(f) “Date of Termination” shall mean (1) if Employee’s employment is terminated by his death, the date of his death; (2) if Employee’s employment is terminated pursuant to subsection (b) above, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (3) if Employee’s employment is terminated at the expiration of the Term or any extension thereof, the last day of the Term or, if applicable, the last day of any extension; and (4) if Employee’s employment is terminated for any other reason, the date specified in the Notice of Termination.

9. Compensation upon Termination or During Illness. Upon termination of Employee’s employment hereunder or during any period of Employee’s physical or mental illness Employee shall be paid as follows:

(a) During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the “Illness Period”), the Employee shall continue to receive his Annual Base Salary at the rate then in effect, until the earlier of (i) the end of the Term, or (ii) the 180th day following the commencement of the Illness Period, provided that payments so made to the Employee shall be reduced by the sum of the amounts, if any, payable to Employee under disability benefit plans of the Company and which were not previously applied to reduce any such payment. In addition the Company shall (x) reimburse Employee for any theretofore unreimbursed expenses incurred prior to the commencement of the Illness Period; and (y) pay him any bonus compensation that was awarded to him but remained unpaid at the commencement of the Illness Period. Upon the making of such payments, the Company shall have no further obligations to Employee under this Agreement.

(b) If Employee’s employment is terminated by his death, the Company shall pay to Employee’s designated beneficiaries, or if he leaves no designated beneficiaries, to his estate, (i) his Annual Base Salary through the date of Employee’s death at the rate then in effect; (ii) the amount of theretofore unreimbursed expenses incurred by Employee prior to his death; and (iii) any bonus compensation that was awarded to Employee but remained unpaid at the time of his death. Upon the making so such payments, the Company shall have no further obligations to Employee under this Agreement.

(c) If Employee’s employment shall be terminated by the Company for Cause or voluntarily by Employee for other than Good Reason, the Company shall pay Employee his Annual Base Salary, excluding any the bonus compensation awarded but remaining unpaid, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus any unreimbursed expenses due to Employee for expenses incurred prior to the time the Notice of Termination is given, and the Company shall have no further obligations to Employee under this Agreement.

(d) If Employee’s employment shall be terminated by the Company without Cause, the Company shall pay Employee the following amounts: (i) the Employee’s Annual Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination (ii) any bonus compensation that was awarded to Employee but remained unpaid at the time of termination of employment, (iii) any unreimbursed expenses due to Employee for expenses incurred prior to the time the Notice of Termination is given, and (iv) a severance payment based upon the number of years of employment by the Company; and the Company shall have no further obligations to Employee under this Agreement. If Employee ceases to be employed in 2006, the severance payment shall be an amount equal to one-half of the Employee’s Annual Base Salary. If Employee ceases to be employed in 2007, or subsequent years, the severance payment shall be an amount equal to the Employee’s Annual Base Salary. For purposes of determining Employee’s Annual Base Salary for purposes hereof, such salary shall be determined based upon the rate of base pay in effect at the time Notice of Termination is given to Employee.

If Employee is a Specified Employee on the Date of Termination, and, as a result thereof, Section 409A of the Internal Revenue Code and the rules promulgated thereunder (the “Code”) would so require, payments pursuant to this Section 9(d) may not commence earlier than six (6) months after the Date of Termination. A "Specified Employee" is a key employee (as defined in Section 416(i) of the Code, without regard to paragraph 5 thereof) of the Company if any stock of Company (or any entity with which Company would be considered a single employer under section 414(b) or 414(c) of the Code) is publicly traded on an established securities market or otherwise (or such other definition as may be set forth in Section 409A of the Code).

(e) During the term of this Agreement Employee shall give the Company immediate notice of any change of address.

10. Restrictive Terms. The Employee acknowledges that the special relationship of trust and confidence between the Company, and the clients, customers, partners, lessors, affiliates, representatives, agents, service providers, vendors and suppliers of Dallas Operating Corp. (“DOC”) and of the Company (all of the foregoing parties are collectively referred to herein as the “Third Party Relationships”) creates a high risk and opportunity for the Employee to misappropriate the relationship and goodwill existing between the Company and the Third Party Relationships. The Employee further acknowledges that, prior to and during his employment with the Company, the Employee will be provided with access to confidential records, secrets and proprietary information related to the Company and DOC (herein referred to as the “Confidential Information”) that will enable the Employee to benefit from the Confidential Information. The Employee further acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

The Employee acknowledges that, in exchange for the execution of the restrictions set forth below, the Employee has received or will receive substantial and valuable consideration. The Employee agrees that this consideration constitutes fair and adequate consideration for the execution of theses restrictions.

The Employee covenants and agrees that during the term of this Agreement and for a period of one (1) year immediately following the date on which the Employee ceases to be employed by the Company, for whatever reason, the following shall be applicable a) the Employee will not, under any circumstances, furnish or provide, to any third party, any of the Confidential Information, any trade secrets of the Company or DOC, any lease information, any client or customer lists (or similar type information) of the Company, or any other information which is related to the Company and which is not in the public domain, (b) the Employee shall not, directly or indirectly, do any of the following: (i) solicit to hire, cause to be hired, or hire any person who is employed by the Company (or any of its subsidiaries or affiliates) on the date of termination of this Agreement (the foregoing applies to actions by the Employee directly or on behalf of any third party), or who was employed by the Company at any time during the twelve (12) months preceding the date of termination of this Agreement, or (ii) for the purpose of competitive solicitation, contact any business entity or person who was an affiliate of the Company during the period of time involved, or (iii) for the purpose of competitive solicitation, solicit, directly or on behalf of any third party or parties, the business of any client or customer of the Company or DOC, or former clients or customer of the Company or DOC, or any business entity or person that is affiliated with, or was affiliated with the Company, or any of its subsidiaries, at any time or times during the term of this Agreement. The Employee agrees that these restrictions set forth above are ancillary to an otherwise enforceable agreement and supported by independent valuable consideration.

If the Employee is found to have violated any of the provisions of this provision of the Agreement, the Employee agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of such violation by him. It is the intent of this provision of the Agreement that the running of the restrictive period of any covenant shall be tolled during any period of violation of such covenant so that the Company may obtain the full and reasonable protection for which it contracted and so that Employee may not profit by any breach.

The Employee’s obligations under Section 10 of the Agreement shall survive the termination of this Agreement.

11. Nondisclosure. The Employee acknowledges that he occupies or will occupy a position of trust and confidence with the Company, and that the Company would be irreparably damaged if Employee were to breach the covenants set forth in this provision of the Agreement. Accordingly, the Employee agrees that he will not, without the prior written consent of the Company, at any time during the Term of this Agreement or any time except as may be required by legal authority or as required by the Company to be disclosed in the course of performing the Employee’s duties under this Agreement for the Company, use or disclose to any person, firm or other legal entity, any Confidential Information. Confidential Information shall include, without limitation, proprietary information about the Company, client lists, customer lists, pricing information, data, know-how, processes, ideas, product development, market studies, computer software and programs, database technologies, strategic planning, and risk management as relates to the Company and DOC. The Employee acknowledges and agrees that all Confidential Information that he has acquired or may acquire, were received or will be received in confidence and as a fiduciary of the Company. The Employee will exercise utmost diligence to protect and guard such Confidential Information. The Employee agrees that he will not, without the express written consent of the Board of Directors of the Company, take with him upon the termination of this Agreement any document or paper, or any photocopy or reproduction or duplication thereof, relating to any Confidential Information.

The Employee’s obligations under Section 11 of the Agreement shall survive the termination of this Agreement.

12. Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. No waiver shall be binding unless executed in writing by the party making the waiver.

Notwithstanding anything to the contrary in Sections 10 and 11 of this Agreement, it is understood and agreed that the Employee is not in violation of the restrictive terms and provisions of Sections 10 and 11 of this Agreement by reason of Employee’s ownership of any and all oil and gas property interests at the time of the execution of this Agreement.

13. Limitation of Rights. Nothing in this Agreement, except as specifically stated herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective permitted successors and assigns and other legal representatives, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

14. Notices. All notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed to the applicable party hereto at the following address:

If to the Company:

CrossPoint Energy Company
2801 Network Blvd., Suite 810
Frisco, TX 75034
Attention: Chairman of the Board of Directors
Facsimile No.: 972-818-1122

If to Employee:

Daniel F. Collins
c/o 2801 Network Blvd., Suite 810
Frisco, TX 75034
Facsimile No.: 972-818-1122

or such other address and number as either party shall have subsequently designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

15. Inconsistent Obligations. Employee represents and warrants that he has not previously assumed any obligations inconsistent with those of this Agreement.

16. Entirety and Amendments. This instrument and the instruments referred to herein embody the entire agreement between the parties, supersede all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed by all parties, and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

17. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and any successors in interest to the Company, but neither this Agreement nor any rights hereunder may be assigned by Employee except in the case of the death of Employee.

18. Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely in Texas. The obligations and undertakings of each of the parties to this Agreement shall be performable in Dallas County, Texas, and each party agrees that if any action at law or in equity is necessary by the Company or Employee to enforce or interpret the terms of this Agreement, venue shall be in Dallas County, Texas, and the prevailing party in any such action shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

19. Cumulative Remedies. No remedy herein conferred upon any party is intended to be exclusive of any other benefits or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefits or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

20. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which constitute collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

21. Descriptive Headings. The headings, captions and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement, nor affect the meanings hereof.

22. Dispute Resolution. All disputes arising under this Agreement or pertaining in any way to your employment or the termination thereof shall be submitted to binding arbitration conducted by JAMS/Endispute in Dallas, Texas in accordance with the Federal Arbitration Act (“FAA”) and pursuant to the JAMS/Endipute rules governing employment disputes, except for (1) workers compensation and unemployment claims; or (2) claims of injunctive relief arising from or relating to the confidentiality, non-solicitation and non-competition sections of this Agreement. Injunctive relief may be sought only from any court of competent jurisdiction located in Texas and you consent to personal jurisdiction and venue in such court. The decision of the arbitrator shall be recordable as a judgment in any court of competent jurisdiction. The arbitrator shall award attorney’s fees and costs in favor of the substantially prevailing party. The Company initially shall pay the administrative fee required by JAMS/Endispute, subject to the arbitrator’s assessment of fees and/or costs at the conclusion of the arbitration.

This Agreement is dated and effective as of the Effective Date.

CROSSPOINT ENERGY COMPANY

By:  /s/ Margaret R. Coughlin
Corporate Secretary
Margaret R. Coughlin

By:  /s/  Daniel F. Collins
Daniel F. Collins